Exhibit 99.1

News Release

Investor Relations: Kate Vanek, +1 646 654 4593

Media Relations: Laura Nelson, +1 203 563 2929

NIELSEN REPORTS THIRD QUARTER 2014 RESULTS AND ANNOUNCES $1B SHARE REPURCHASE AUTHORIZATION

—	3Q’14 revenues increased 13.3% to $1.57 billion, up 14.4% in constant currency
—	Adjusted EBITDA for the quarter grew 19.8% to $477 million, up 22.0% in constant currency
—	Income from continuing operations per share on a diluted basis for 3Q’14 was $0.24 compared to $0.35 in 3Q’13, primarily due to recent debt refinancing fees
—	Adjusted Net Income per share on a diluted basis for 3Q’14 was $0.66, up 32.0% compared to $0.50 in 3Q’13
—	Free cash flow of $289 million, up 17.0% compared to 3Q’13
—	Announcement of new $1.0 billion share repurchase authorization

New York, USA – October 23, 2014 – Nielsen N.V. (NYSE: NLSN), a leading global provider of information and insights into what consumers watch and buy, today announced financial results for the third quarter ended September 30, 2014.

“In the third quarter, we continued to extend our leadership position moving forward with product innovation, new client wins and strategic partnerships as we keep apace with evolving consumer behavior across the globe. This quarter also marks a continuation of our well-established path of consistent revenue growth and margin expansion,” commented Mitch Barns, Chief Executive Officer of Nielsen.

Barns continued, “We are pleased that the Board authorized an additional $1 billion for our share repurchase program. Combined with the approximately $400 million remaining in our current program, we now have a total capacity for $1.4 billion in share repurchases, which we expect to complete by mid-year 2016. Paired with our ongoing commitment to quarterly dividend payments, returning capital to shareholders continues to be an important component of our capital allocation strategy and reflects our confidence in our strong balance sheet and ability to generate free cash flow.”

Third Quarter 2014 Operating Results

Revenues for the third quarter increased 13.3% to $1,572 million, or 14.4% on a constant currency basis compared to the third quarter of 2013. Revenues, excluding the impact of the Arbitron and Harris acquisitions, increased 2.5%, or 3.4% on a constant currency basis.

Revenues within the Buy segment grew 3.5%, or 4.9% on a constant currency basis, to $878 million. Excluding Harris, Buy revenues grew 2.0% on a constant currency basis, driven largely by new client wins and 10.3% growth in Emerging markets, partially offset by anticipated softness in our Insights business in North America. On a constant currency basis, Information services revenue grew 3.7%, while Insights revenue increased 9.2%. Excluding Harris, Insights revenue declined 3.8%.

Revenues within the Watch segment increased 28.8%, or 29.2% on a constant currency basis, to $694 million. Excluding the Arbitron acquisition, Watch revenues increased 5.2%, or 5.6% on a constant currency basis, driven by continued strength in Audience Measurement, including Digital, and Advertiser Solutions.

Adjusted EBITDA for the third quarter increased 19.8% to $477 million, or 22.0% on a constant currency basis compared, to the third quarter of 2013. Adjusted EBITDA margins grew 164 basis points, or 188 basis points on a constant currency basis, due to the accretive impact of acquisitions and the benefit of ongoing productivity initiatives.

Income from continuing operations for the third quarter decreased 29.8% to $92 million, or 26.4% on a constant currency basis, compared to the third quarter of 2013. The year-over-year decline largely reflects fees related to recent refinancings. Income from continuing operations per share, on a diluted basis, was $0.24 compared to $0.35 in the third quarter of 2013.

Adjusted Net Income for the third quarter increased 32.6% to $256 million, or 36.9% on a constant currency basis, compared to the third quarter of 2013. Adjusted Net Income per share on a diluted basis was $0.66 compared to $0.50 in the third quarter of 2013.

Financial Position

As of September 30, 2014, cash balances were $369 million and gross debt was $6,620 million. Net debt (gross debt less cash and cash equivalents) was $6,251 million and our net debt leverage ratio was 3.43x at the end of the third quarter. Capital expenditures were $103 million for the third quarter of 2014 as compared to $85 million for the third quarter of 2013.

Free cash flow for the third quarter of 2014 increased to $289 million from $247 million in the third quarter of 2013 and net cash provided by operating activities increased to $392 million in the third quarter of 2014 from $321 million in third quarter of 2013.

Capital Allocation

Our board of directors also approved a new share repurchase program for up to $1 billion of Nielsen’s outstanding common stock. This is in addition to the current authorization in place since July 2013, of which approximately $400 million remains. Repurchases will be made in accordance with applicable securities laws from time to time in the open market or otherwise depending on Nielsen management’s evaluation of market conditions and other factors.

Conference Call and Webcast

Nielsen will hold a conference call to discuss the third quarter 2014 results at 8:30 a.m. U.S. Eastern Time (ET) on October 23, 2014. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-877-201-0168. Callers outside the U.S. can dial +1-647-788-4901. The conference ID for the call is “14125493.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, the integration of Arbitron, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen N.V. (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence and mobile measurement. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors, our Twitter account at http://twitter.com/NielsenIR and our iPad App, NielsenIR, available on the App Store.

Results of Operations—(Three and Nine Months Ended September 30, 2014 and 2013)

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2014	2013	2014	2013
Revenues	$1,572	$1,387	$4,655	$4,092
Cost of revenues	648	573	1,967	1,732
Selling, general and administrative expenses	468	434	1,439	1,310
Depreciation and amortization	139	117	425	364
Restructuring charges	6	20	43	63
Operating income	311	243	781	623
Interest income	1	1	3	2
Interest expense	(74)	(78)	(229)	(229)
Foreign currency exchange transaction (losses)/gains, net	1	(7)	(32)	(23)
Other (expense)/income, net	(52)	12	(100)	—
Income from continuing operations before income taxes and equity in net income of affiliates	187	171	423	373
Provision for income taxes	(95)	(40)	(202)	(104)
Equity in net income of affiliates	—	—	2	3
Income from continuing operations	92	131	223	272
Income from discontinued operations, net of tax	—	—	—	319
Net income	92	131	223	591
Net income/(loss) attributable to noncontrolling interests	1	(3)	—	(4)
Net income attributable to Nielsen stockholders	$91	$134	$223	$595
Net income per share of common stock, basic
Income from continuing operations	$0.24	$0.35	$0.59	$0.74
Income from discontinued operations	$—	$—	$—	$0.85
Net income attributable to Nielsen stockholders	$0.24	$0.35	$0.59	$1.59
Net income per share of common stock, diluted
Income from continuing operations	$0.24	$0.35	$0.58	$0.73
Income from discontinued operations	$—	$—	$—	$0.84
Net income attributable to Nielsen stockholders	$0.24	$0.35	$0.58	$1.57
Weighted-average shares of common stock outstanding, basic	380,884,561	377,590,584	379,891,241	374,943,623
Dilutive shares of common stock	5,006,830	4,711,433	5,283,261	4,858,966
Weighted-average shares of common stock outstanding, diluted	385,891,391	382,302,017	385,174,502	379,802,589

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, equity in net income of affiliates, restructuring charges, goodwill and intangible asset impairment charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted Net Income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, equity in net income of affiliates, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes. Also excluded from Adjusted Net Income is interest expense attributable to the mandatorily convertible subordinated bonds converted on February 1, 2013. Adjusted Net Income per share of common stock presented on a diluted basis includes the weighted-average amount of shares of common stock convertible associated with the mandatorily convertible bonds based upon the average price of our common stock during the periods beginning on or before February 1, 2013. Such shares are considered anti-dilutive in accordance with GAAP for the periods presented.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share of common stock are not presentations made in accordance with GAAP.

The below table presents a reconciliation from net income to Adjusted EBITDA and Adjusted Net Income and a reconciliation from weighted-average shares outstanding on a GAAP basis to diluted shares outstanding for the three and nine months ended September 30, 2014 and 2013:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2014	2013	2014	2013
Net income	$92	$131	$223	$591
Income from discontinued operations, net of tax	—	—	—	(319)
Interest expense, net	73	77	226	227
Provision for income taxes	95	40	202	104
Depreciation and amortization	139	117	425	364
EBITDA	399	365	1,076	967
Equity in net income of affiliates	—	—	(2)	(3)
Other non-operating expense/(income), net	51	(5)	132	23
Restructuring charges	6	20	43	63
Stock-based compensation expense	12	11	36	32
Other items(a)	9	7	28	27
Adjusted EBITDA	477	398	1,313	1,109
Interest expense, net	(73)	(77)	(226)	(227)
Depreciation and amortization	(139)	(117)	(425)	(364)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	51	35	152	109
Cash paid for income taxes	(48)	(35)	(117)	(101)
Stock-based compensation expense	(12)	(11)	(36)	(32)
Interest expense attributable to mandatory convertible bonds	—	—	—	2
Adjusted net income	$256	$193	$661	$496
Adjusted net income per share of common stock, diluted	$0.66	$0.50	$1.72	$1.30
Weighted-average shares of common stock outstanding, basic	380,884,561	377,590,584	379,891,241	374,943,623
Dilutive shares of common stock from stock compensation plans	5,006,830	4,711,433	5,283,261	4,858,966
Shares of common stock convertible associated with the mandatory convertible bonds	—	—	—	1,195,991
Weighted-average shares of common stock outstanding, diluted	385,891,391	382,302,017	385,174,502	380,998,580
(a)	For the three and nine months ended September 30, 2014 and 2013, other items primarily consist of transaction related costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, adjusted to exclude non-recurring Arbitron transaction costs, less capital expenditures. We believe providing free cash flow information provides valuable supplemental information regarding the cash flow that may be available for discretionary use by us. Free cash flow is not a presentation made in accordance with GAAP. The following table presents a reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS)	2014	2013	2014	2013
Net cash provided by operating activities	$392	$321	$692	$581
Plus: One-time Arbitron costs	—	11	—	13
Less: Capital expenditures	(103)	(85)	(274)	(255)
Free cash flow	$289	$247	$418	$339

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of September 30, 2014 is as follows:

(IN MILLIONS)
Gross debt as of September 30, 2014	$6,620
Less: cash and cash equivalents as of September 30, 2014	369
Net debt as of September 30, 2014	$6,251
Adjusted EBITDA for the year ended December 31, 2013	$1,617
Less: Adjusted EBITDA for the nine months ended September 30, 2013	1,109
Add: Adjusted EBITDA for the nine months ended September 30, 2014	1,313
Adjusted EBITDA for the twelve months ended September 30, 2014	$1,821
Net debt leverage ratio as of September 30, 2014	3.43x